Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS THIRD QUARTER 2013 DILUTED EPS OF $0.70 PER SHARE

New Domestic Hotel Franchise Contracts Rise 45%

Franchising Operating Income Increases 6%

ROCKVILLE, MD. (October 24, 2013) – Choice Hotels International, Inc., (NYSE:CHH) today reported the following highlights for the third quarter of 2013:

•	Franchising revenues increased 6% to $95.5 million for the three months ending September 30, 2013 from $90.1 million for the same period in 2012. Total revenues increased 6% to $223.2 million for the three months ending September 30, 2013 compared to the same period in 2012.

•	Operating income from franchising activities totaled $69.5 million for the three months ending September 30, 2013, a 6% increase compared to the same period in 2012. Total operating income increased 2% to $66.5 million for the three months ending September 30, 2013 compared to the same period in 2012.

•	Domestic system-wide revenue per available room (“RevPAR”) increased 3.0% for the three months ending September 30, 2013 compared to the same period in 2012 as occupancy and average daily rates increased 70 basis points and 1.9%, respectively.

•	Domestic unit and room growth increased 2.0% and 0.7% from September 30, 2012, respectively.

•	Domestic royalty fees for the three months ending September 30, 2013 increased 3% to $76.7 million from $74.3 million for the three months ending September 30, 2012.

•	Initial and relicensing fees for the three months ending September 30, 2013 increased $1.4 million or 43% to $4.7 million from the same period in 2012.

•	The company executed 129 new domestic hotel franchise contracts for the three months ending September 30, 2013 compared to 89 new domestic hotel franchise contracts for the same period in 2012, a 45% increase.

•	Domestic relicensing and contract renewal transactions increased from 62 contracts during the three months ending September 30, 2012 to 72 in the current period, a 16% increase.

•	The number of worldwide hotels under construction, awaiting conversion or approved for development as of September 30, 2013 was 455 hotels representing 37,077 rooms, an increase of 4.6% and 2.6%, respectively, from September 30, 2012.

•	Franchising SG&A expenses increased 6% from $22.5 million for the three months ending September 30, 2012 to $23.8 million for the same period in 2012. Excluding variable expenses related to the company’s non-qualified retirement plan deferred compensation, franchising SG&A expense increased 3.6% from $22.2 million in the prior year quarter to $23.0 million in the three months ending September 30, 2013. Selling, general and administrative (“SG&A”) expenses increased $3.8 million to $27.0 million for the three months ended September 30, 2013 compared to the same period in 2012.

“Our franchising business continues to outperform our expectations. We are particularly pleased with recent activities on the development side of the business highlighted by a 45% increase in new domestic franchise contracts. The increase was driven by a 130% improvement in contracts for our flagship Comfort brands,” said Stephen P. Joyce, president and chief executive officer, Choice Hotels International. “The Ascend Hotel Collection continues its rapid growth. This quarter we expanded in Europe and added another Ascend hotel in Australia. The Ascend Hotel Collection now has more than 115 worldwide locations, and we are excited about the future growth prospects of this brand as well as our family of brands.”

Use of Free Cash Flow

The company has historically used its free cash flow (cash flow from operations less cash flow from investing activities) to return value to shareholders, primarily through share repurchases and dividends.

Dividends

The company’s current quarterly dividend rate per common share is $0.185, subject to declaration by our board of directors. During the nine months ending September 30, 2013 and 2012, the company paid $22.0 million and $632.8 million in cash dividends to shareholders, respectively. The cash dividends paid during the nine months ending September 2013 reflect the company’s decision to pay the first quarter of 2013 quarterly cash dividend in December 2012. In addition, cash dividends paid during the nine months ending September 30, 2012 include a special cash dividend in the amount of $10.41 per share or approximately $600.7 million paid on August 23, 2012.

As a result of the payment of the special cash dividend, earnings per share for the nine months ending September 30, 2013 include $15.5 million of additional interest expense compared to the prior year reflecting the financing transactions entered into during the second and third quarters of 2012.

Share Repurchases

The company did not repurchase any shares of common stock under the share repurchase program during the three and nine months ending September 30, 2013 but has authorization to purchase up to an additional 1.4 million shares under this program. We expect we will make repurchases from time to time under our share repurchase program in the open market and through privately negotiated transactions, subject to market and other conditions. There is no time limit on this authorization and no minimum number of share repurchases has been fixed. Since Choice announced its stock repurchase program on June 25, 1998 through September 30, 2013, the company has repurchased 45.3 million shares of its common stock for a total cost of $1.1 billion. Considering the effect of a two-for-one stock split in October 2005, the company has repurchased 78.3 million shares through September 30, 2013 under the share repurchase program at an average price of $13.89 per share.

Other

Our board of directors previously authorized us to enter into a program which permits us to offer financing, investment and guaranty support to qualified franchisees as well as to acquire and resell real estate to incent franchise development for certain brands in strategic markets. Over the next several years, we expect to continue to opportunistically deploy capital pursuant to this program to promote growth of our emerging brands. Our current expectation is that our annual investment in this program will range between $20 million and $40 million per year and we generally expect to recycle these investments over a 5 year period. However, the amount and timing of the investment in this program will be dependent on market and other conditions. Notwithstanding this program, the company expects to continue to return value to its shareholders through a combination of share repurchases and dividends, subject to market and other conditions.

Balance Sheet

As of September 30, 2013, the company had total debt (long-term plus current portion) of $825 million and cash and cash equivalents totaling $161 million resulting in net debt of $664 million. At December 31, 2012, the company had total debt of $855 million and cash equivalents totaling $134 million resulting in net debt of $721 million.

As of September 30, 2013 and December 31, 2012, the company had outstanding mezzanine financing, real estate investments and sliver equity investments totaling $71 million and $68 million, respectively, pursuant to its program to offer financing and investment support to incent franchise development for emerging brands in strategic markets. These investments are reported in other current assets and other assets on the company’s consolidated balance sheet.

Outlook

The company’s fourth quarter 2013 diluted EPS is expected to range between $0.44 and $0.46. The company expects full-year 2013 diluted EPS to range between $1.89 and $1.91. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for full-year 2013 are expected to range between $203.5 million and $205.5 million. These estimates include the following assumptions:

•	The company expects net domestic unit growth to increase by approximately 2% in 2013;

•	RevPAR is expected to increase approximately 2% and 3.25% for the fourth quarter and full-year of 2013, respectively;

•	The effective royalty rate is expected to increase 1 basis point for full-year 2013;

•	All figures assume the existing share count;

•	The effective tax rate is expected to be 29.0% and 28.5% for the fourth quarter and full-year 2013, respectively; and

•	Our EBITDA outlook for the full year includes expenses related to the company’s SkyTouch Technology division ranging between $12 million and $14 million for investment in the infrastructure of this division including business development, sales and marketing and other costs as well as continued software development expenditures related to the division’s technology related products and services.

Conference Call

Choice will conduct a conference call on Thursday, October 24, 2013 at 9:30 a.m. EDT to discuss the company’s third quarter 2013 results. The dial-in number to listen to the call is 1-800-901-5213, and the access code is 73582897. International callers should dial 1-617-786-2962 and enter the access code 73582897. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com. Interested investors and other parties wishing to access the call via the Webcast should go to the Web site and click on the Investor Info link. The Investor Information page will feature a conference call microphone icon to access the call.

The call will be recorded and available for replay beginning at 1:30 p.m. EDT on Thursday October 24, 2013 through Thursday, October 31, 2013 by calling 1-888-286-8010 and entering access code 43130503. The international dial-in number for the replay is 1-617-801-6888, access code 43130503. In addition, the call will be archived for approximately one-year and available on www.choicehotels.com via the Investor Info link.

About Choice Hotels

Choice Hotels International, Inc. franchises more than 6,300 hotels, representing more than 500,000 rooms, in the United States and more than 30 other countries and territories. As of September 30, 2013, 371 hotels, representing more than 29,000 rooms, were under construction, awaiting conversion or approved for development in the United States. Additionally, 84 hotels, representing approximately 7,200 rooms, were under construction, awaiting conversion or approved for development in more than 15 other countries and territories. The company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, serve guests worldwide.

SkyTouch Technology is an initiative of Choice Hotels International, Inc. that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability.

Additional corporate information can be found on the Choice Hotels International, Inc. web site, which may be accessed at www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan”,” project,” “assume” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, and future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for reservations systems and other operating systems; fluctuations in the supply and demand for hotels rooms; and our ability to manage effectively our indebtedness. These and other risk factors are discussed in detail in the Risk Factors section of the company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013 and our quarterly reports filed on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Financial Measurements Presented in this Press Release

EBITDA, franchising revenues, franchising SG&A, franchising margins and net debt are non-GAAP financial measurements. These measures should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by generally accepted accounting principles in the United States (“GAAP”), such as operating income, total revenues, operating margins and long-term debt. The company’s calculation of these measurements may be different from the calculations used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release that reconciles EBITDA, franchising revenues, franchising SG&A and franchising margins to the most comparable GAAP financial measures. We discuss management’s reasons for reporting these non-GAAP measures below.

Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA reflects earnings excluding the impact of interest expense, loss on extinguishment of debt, interest income, provision for income taxes, depreciation and amortization, other (gains) and losses and equity in net income (loss) of unconsolidated affiliates. We consider EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Franchising Revenues, Operating Income, SG&A and Margins: The company reports franchising revenues, operating income, SG&A and margins which exclude marketing and reservation revenues, SkyTouch Technology and hotel operations. Marketing and reservation activities are excluded from franchising revenues and operating margins since the company is required by its franchise agreements to use these fees collected for marketing and reservation activities. Cumulative reservation and marketing system fees not expended are recorded as a liability on the company’s financial statements and are carried over to the next year and expended in accordance with the franchise agreements. Cumulative marketing and reservation expenditures in excess of system fees collected for marketing and reservation activities are recorded as a receivable on the company’s financial statements. In addition, the company has the contractual authority to require that the franchisees in the system at any given point repay the company for any deficits related to marketing and reservation activities. Hotel operations reflect the company’s ownership of three MainStay Suites hotels. SkyTouch Technology is a division of the company that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability. Hotel and SkyTouch Technology operations are excluded from franchising revenue and margins since they do not reflect the company’s core franchising business but are adjacent, complimentary lines of business. These non-GAAP measures are a commonly used measure of performance in our industry and facilitate comparisons between the company and its competitors.

Net Debt: Net debt is long-term debt plus the current portion of long-term debt (i.e., long-term debt due within one year) less cash and cash equivalents. The company believes that net debt is an important measurement as many investors use net debt in making investment decisions, as it gives them an idea of a company’s financial health and its level of leverage compared to liquid assets. Some industries may have more net debt than others; therefore, investors often compare a company’s net debt to others in the same business.

Contacts

David White, Senior Vice President, Chief Financial Officer & Treasurer

(301) 592-5117

Scott Carman, Director, Public Relations

(301) 592-6361

Choice Hotels, Choice Hotels International, Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, Rodeway Inn, Ascend Hotel Collection and SkyTouch Technology are proprietary trademarks and service marks of Choice Hotels International.

© 2013 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.	Exhibit 1
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
			Variance				Variance
	2013	2012	$	%	2013	2012	$	%
(In thousands, except per share amounts)

REVENUES:

Royalty fees	$83,107	$80,845	$2,262	3%	$201,222	$194,762	$6,460	3%
Initial franchise and relicensing fees	4,650	3,247	1,403	43%	12,843	8,953	3,890	43%
Procurement services	4,708	3,839	869	23%	16,204	13,990	2,214	16%
Marketing and reservation	126,296	119,062	7,234	6%	302,381	284,624	17,757	6%
Hotel operations	1,310	1,238	72	6%	3,600	3,440	160	5%
Other	3,091	2,182	909	42%	7,362	7,434	(72)	(1%)

Total revenues	223,162	210,413	12,749	6%	543,612	513,203	30,409	6%

OPERATING EXPENSES:

Selling, general and administrative	26,982	23,170	3,812	16%	84,078	72,073	12,005	17%
Depreciation and amortization	2,379	1,995	384	19%	7,074	5,989	1,085	18%
Marketing and reservation	126,296	119,062	7,234	6%	302,381	284,624	17,757	6%
Hotel operations	956	933	23	2%	2,742	2,609	133	5%

Total operating expenses	156,613	145,160	11,453	8%	396,275	365,295	30,980	8%

Operating income	66,549	65,253	1,296	2%	147,337	147,908	(571)	(0%)

OTHER INCOME AND EXPENSES, NET:
Interest expense	10,757	10,166	591	6%	32,334	16,823	15,511	92%
Interest income	(676)	(425)	(251)	59%	(1,979)	(1,156)	(823)	71%
Loss on extinguishment of debt	—	526	(526)	(100%)	—	526	(526)	(100%)
Other (gains) and losses	(703)	(511)	(192)	38%	(1,266)	(2,137)	871	(41%)
Equity in net (income) loss of affiliates	(421)	(171)	(250)	146%	(340)	12	(352)	(2933%)

Total other income and expenses, net	8,957	9,585	(628)	(7%)	28,749	14,068	14,681	104%

Income before income taxes	57,592	55,668	1,924	3%	118,588	133,840	(15,252)	(11%)
Income taxes	16,080	11,291	4,789	42%	33,319	37,604	(4,285)	(11%)

Net income	$41,512	$44,377	$(2,865)	(6%)	$85,269	$96,236	$(10,967)	(11%)

Basic earnings per share	$0.71	$0.77	$(0.06)	(8%)	$1.46	$1.66	$(0.20)	(12%)

Diluted earnings per share	$0.70	$0.76	$(0.06)	(8%)	$1.45	$1.65	$(0.20)	(12%)

Choice Hotels International, Inc.	Exhibit 2
Consolidated Balance Sheets

(In thousands, except per share amounts)	September 30, 2013	December 31, 2012
	(Unaudited)

ASSETS

Cash and cash equivalents	$161,138	$134,177
Accounts receivable, net	62,605	52,270
Investments, employee benefit plans, at fair value	386	3,486
Other current assets	34,138	43,537

Total current assets	258,267	233,470

Fixed assets and intangibles, net	142,228	130,937
Receivable - marketing and reservation fees	32,564	42,179
Investments, employee benefit plans, at fair value	14,950	12,755
Other assets	107,700	91,431

Total assets	$555,709	$510,772

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$84,233	$94,266
Deferred revenue	61,401	71,154
Deferred compensation & retirement plan obligations	2,439	2,522
Current portion of long-term debt	9,132	8,195
Other current liabilities	21,906	—

Total current liabilities	179,111	176,137

Long-term debt	815,957	847,150
Deferred compensation & retirement plan obligations	21,219	20,399
Other liabilities	24,146	15,990

Total liabilities	1,040,433	1,059,676

Common stock, $0.01 par value	586	582
Additional paid-in-capital	114,571	110,246
Accumulated other comprehensive loss	(5,370)	(4,216)
Treasury stock, at cost	(919,516)	(927,776)
Retained earnings	325,005	272,260

Total shareholders’ deficit	(484,724)	(548,904)

Total liabilities and shareholders’ deficit	$555,709	$510,772

Choice Hotels International, Inc.	Exhibit 3
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Nine Months Ended September 30,
	2013	Revised(1) 2012
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$85,269	$96,236

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,074	5,989
Provision for bad debts, net	2,054	1,802
Non-cash stock compensation and other charges	8,638	7,306
Non-cash interest and other (income) loss	1,057	(633)
Loss on extinguishment of debt	—	526
Deferred income taxes	(4,118)	(1,627)
Dividends received from equity method investments	1,109	855
Equity in net (income) loss of affiliates	(340)	12

Changes in assets and liabilities:
Receivables	(13,699)	(17,405)
Receivable - marketing and reservation fees, net	23,756	20,811
Forgivable notes receivable, net	(5,722)	(2,853)
Accounts payable	1,280	5,980
Accrued expenses	(22,757)	(10,309)
Income taxes payable/receivable	24,638	12,786
Deferred revenue	(9,686)	8,018
Other assets	(2,395)	(7,458)
Other liabilities	8,851	(1,613)

NET CASH PROVIDED BY OPERATING ACTIVITIES	105,009	118,423

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(26,442)	(12,525)
Equity method investments	(3,761)	(9,454)
Purchases of investments, employee benefit plans	(1,845)	(1,191)
Proceeds from sales of investments, employee benefit plans	4,052	10,909
Issuance of mezzanine and other notes receivable	—	(4,236)
Collections of mezannine and other notes receivable	224	110
Other items, net	(578)	(322)

NET CASH USED IN INVESTING ACTIVITIES	(28,350)	(16,709)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net borrowings (repayments) pursuant to revolving credit facilities	(27,500)	16,725
Principal payments on long-term debt	(6,158)	(502)
Proceeds from issuance of long-term debt	3,360	543,500
Purchase of treasury stock	(3,684)	(22,227)
Dividends paid	(22,026)	(632,751)
Excess tax benefits from stock-based compensation	1,216	793
Debt issuance costs	—	(4,753)
Proceeds from exercise of stock options	6,677	4,695

NET CASH USED IN FINANCING ACTIVITIES	(48,115)	(94,520)

Net change in cash and cash equivalents	28,544	7,194
Effect of foreign exchange rate changes on cash and cash equivalents	(1,583)	813
Cash and cash equivalents at beginning of period	134,177	107,057

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$161,138	$115,064

(1)	The presentation of the Company’s forgivable notes receivable for the nine months ended September 30, 2012 has been revised from prior year disclosures. See Note 1 to the Company’s Form 10-Q filed with the SEC on August 9, 2013 for additional information.

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Nine Months Ended September 30, 2013*			For the Nine Months Ended September 30, 2012*			Change
	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR

Comfort Inn	$83.44	59.8%	$49.92	$81.52	59.2%	$48.24	2.4%	60 bps	3.5%
Comfort Suites	87.41	63.0%	55.05	85.62	61.8%	52.92	2.1%	120 bps	4.0%
Sleep	74.51	58.7%	43.70	72.29	56.3%	40.68	3.1%	240 bps	7.4%
Quality	70.61	53.2%	37.54	69.84	51.8%	36.14	1.1%	140 bps	3.9%
Clarion	75.66	51.1%	38.64	74.98	49.4%	37.00	0.9%	170 bps	4.4%
Econo Lodge	56.94	48.9%	27.86	55.76	48.7%	27.13	2.1%	20 bps	2.7%
Rodeway	54.63	51.8%	28.29	53.59	51.3%	27.48	1.9%	50 bps	2.9%
MainStay	72.87	67.6%	49.29	69.27	70.4%	48.79	5.2%	(280) bps	1.0%
Suburban	42.71	70.3%	30.01	41.24	69.9%	28.82	3.6%	40 bps	4.1%
Ascend Hotel Collection	122.40	64.5%	78.96	112.27	63.5%	71.25	9.0%	100 bps	10.8%

Total	$75.10	56.4%	$42.37	$73.65	55.5%	$40.89	2.0%	90 bps	3.6%

*	Operating statistics represent hotel operations from December through August

	For the Three Months Ended September 30, 2013*			For the Three Months Ended September 30, 2012*			Change
	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR

Comfort Inn	$89.49	70.8%	$63.35	$87.58	70.2%	$61.46	2.2%	60 bps	3.1%
Comfort Suites	91.36	71.2%	65.05	89.69	70.2%	62.93	1.9%	100 bps	3.4%
Sleep	78.45	66.8%	52.38	76.09	64.8%	49.32	3.1%	200 bps	6.2%
Quality	75.81	62.5%	47.36	75.02	61.2%	45.88	1.1%	130 bps	3.2%
Clarion	81.27	59.7%	48.50	79.73	58.7%	46.82	1.9%	100 bps	3.6%
Econo Lodge	61.76	58.1%	35.88	60.60	57.7%	34.97	1.9%	40 bps	2.6%
Rodeway	60.78	60.8%	36.97	59.62	60.8%	36.23	1.9%	— bps	2.0%
MainStay	76.91	75.2%	57.82	73.17	76.5%	55.96	5.1%	(130) bps	3.3%
Suburban	43.79	73.1%	32.02	42.62	75.1%	32.03	2.7%	(200) bps	(0.0%)
Ascend Hotel Collection	125.54	71.6%	89.86	115.98	71.4%	82.77	8.2%	20 bps	8.6%

Total	$80.14	65.7%	$52.63	$78.63	65.0%	$51.09	1.9%	70 bps	3.0%

*	Operating statistics represent hotel operations from June through August

	For the Quarter Ended		For the Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012

System-wide effective royalty rate	4.30%	4.29%	4.34%	4.31%

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	September 30, 2013		September 30, 2012		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort Inn	1,312	102,586	1,367	106,970	(55)	(4,384)	(4.0%)	(4.1%)
Comfort Suites	590	45,519	603	46,647	(13)	(1,128)	(2.2%)	(2.4%)
Sleep	378	27,351	390	28,232	(12)	(881)	(3.1%)	(3.1%)
Quality	1,193	98,788	1,101	95,469	92	3,319	8.4%	3.5%
Clarion	188	26,885	187	26,943	1	(58)	0.5%	(0.2%)
Econo Lodge	821	50,230	803	49,248	18	982	2.2%	2.0%
Rodeway	434	24,660	409	23,336	25	1,324	6.1%	5.7%
MainStay	43	3,331	39	2,997	4	334	10.3%	11.1%
Suburban	63	7,213	60	6,978	3	235	5.0%	3.4%
Ascend Hotel Collection	94	8,006	56	4,946	38	3,060	67.9%	61.9%
Cambria Suites	18	2,094	19	2,221	(1)	(127)	(5.3%)	(5.7%)

Domestic Franchises	5,134	396,663	5,034	393,987	100	2,676	2.0%	0.7%

International Franchises	1,169	106,000	1,165	102,942	4	3,058	0.3%	3.0%

Total Franchises	6,303	502,663	6,199	496,929	104	5,734	1.7%	1.2%

Exhibit 6

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION BY BRAND

DEVELOPMENT RESULTS — DOMESTIC NEW HOTEL CONTRACTS

(UNAUDITED)

	For the Nine Months Ended September 30, 2013			For the Nine Months Ended September 30, 2012			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total

Comfort Inn	12	35	47	10	17	27	20%	106%	74%
Comfort Suites	7	6	13	11	4	15	(36%)	50%	(13%)
Sleep	9	1	10	17	1	18	(47%)	0%	(44%)
Quality	1	76	77	—	88	88	NM	(14%)	(13%)
Clarion	1	12	13	—	14	14	NM	(14%)	(7%)
Econo Lodge	—	61	61	—	33	33	NM	85%	85%
Rodeway	1	39	40	—	46	46	NM	(15%)	(13%)
MainStay	5	—	5	2	1	3	150%	(100%)	67%
Suburban	1	1	2	1	1	2	0%	0%	0%
Ascend Hotel Collection	5	40	45	1	8	9	400%	400%	400%
Cambria Suites	2	—	2	4	—	4	(50%)	NM	(50%)

Total Domestic System	44	271	315	46	213	259	(4%)	27%	22%

	For the Three Months Ended September 30, 2013			For the Three Months Ended September 30, 2012			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total

Comfort Inn	7	17	24	4	5	9	75%	240%	167%
Comfort Suites	2	4	6	4	—	4	(50%)	NM	50%
Sleep	4	1	5	6	—	6	(33%)	NM	(17%)
Quality	—	32	32	—	25	25	NM	28%	28%
Clarion	1	5	6	—	7	7	NM	(29%)	(14%)
Econo Lodge	—	31	31	—	15	15	NM	107%	107%
Rodeway	1	15	16	—	15	15	NM	0%	7%
MainStay	1	—	1	1	—	1	0%	NM	0%
Suburban	1	—	1	1	—	1	0%	NM	0%
Ascend Hotel Collection	2	4	6	—	4	4	NM	0%	50%
Cambria Suites	1	—	1	2	—	2	(50%)	NM	(50%)

Total Domestic System	20	109	129	18	71	89	11%	54%	45%

Exhibit 7

CHOICE HOTELS INTERNATIONAL, INC.

DOMESTIC HOTEL PIPELINE OF HOTELS UNDER CONSTRUCTION, AWAITING CONVERSION OR APPROVED FOR DEVELOPMENT

(UNAUDITED)

A hotel in the domestic pipeline does not always result in an open and operating hotel due to various factors.

							Variance
	September 30, 2013 Units			September 30, 2012 Units			Conversion		New Construction		Total
	Conversion	New Construction	Total	Conversion	New Construction	Total	Units	%	Units	%	Units	%

Comfort Inn	36	50	86	23	39	62	13	57%	11	28%	24	39%
Comfort Suites	4	47	51	1	77	78	3	300%	(30)	(39%)	(27)	(35%)
Sleep Inn	1	45	46	1	38	39	—	0%	7	18%	7	18%
Quality	33	3	36	37	3	40	(4)	(11%)	—	0%	(4)	(10%)
Clarion	7	2	9	18	1	19	(11)	(61%)	1	100%	(10)	(53%)
Econo Lodge	33	—	33	23	1	24	10	43%	(1)	(100%)	9	38%
Rodeway	24	1	25	25	—	25	(1)	(4%)	1	NM	—	0%
MainStay	—	26	26	1	18	19	(1)	(100%)	8	44%	7	37%
Suburban	3	12	15	2	14	16	1	50%	(2)	(14%)	(1)	(6%)
Ascend Hotel Collection	13	10	23	9	4	13	4	44%	6	150%	10	77%
Cambria Suites	—	21	21	—	25	25	—	NM	(4)	(16%)	(4)	(16%)

	154	217	371	140	220	360	14	10%	(3)	(1%)	11	3%

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 8
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Franchising Revenues:

Total Revenues	$223,162	$210,413	$543,612	$513,203
Adjustments:
Marketing and reservation revenues	(126,296)	(119,062)	(302,381)	(284,624)
SkyTouch Division	(13)	—	(13)	—
Hotel operations	(1,310)	(1,238)	(3,600)	(3,440)

Franchising Revenues	$95,543	$90,113	$237,618	$225,139

Franchising Margins:

Operating Margin:

Total Revenues	$223,162	$210,413	$543,612	$513,203
Operating Income	$66,549	$65,253	$147,337	$147,908

Operating Margin	29.8%	31.0%	27.1%	28.8%

Franchising Margin:

Franchising Revenues	$95,543	$90,113	$237,618	$225,139

Operating Income	$66,549	$65,253	$147,337	$147,908
SkyTouch Division operating loss	3,272	720	8,768	2,074
Hotel operations operating income	(354)	(305)	(858)	(831)

Operating Income - Franchising	$69,467	$65,668	$155,247	$149,151

Franchising Margins	72.7%	72.9%	65.3%	66.2%

CALCULATION OF FRANCHISING SELLING, GENERAL AND ADMINISTRATION EXPENSES

(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Total Selling, General and Administrative Expenses	$26,982	$23,170	$84,078	$72,073
SkyTouch Division	(3,189)	(719)	(8,590)	(2,073)

Franchising Selling, General and Administration Expenses	$23,793	$22,451	$75,488	$70,000

CALCULATION OF EBITDA

(dollar amounts in thousands)

	Q3 2013 Actuals	Q3 2012 Actuals	Nine Months Ended September 30, 2013 Actuals	Nine Months Ended September 30, 2012 Actuals

Net income	$41,512	$44,377	$85,269	$96,236
Income taxes	16,080	11,291	33,319	37,604
Interest expense	10,757	10,166	32,334	16,823
Interest income	(676)	(425)	(1,979)	(1,156)
Other (gains) and losses	(703)	(511)	(1,266)	(2,137)
Loss on the extinguishment of debt	—	526	—	526
Equity in net (income) loss of affiliates	(421)	(171)	(340)	12
Depreciation and amortization	2,379	1,995	7,074	5,989

EBITDA	$68,928	$67,248	$154,411	$153,897